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                                                                      Exhibit 99


                         [Letterhead of ImageMax, Inc.]

              IMAGEMAX ANNOUNCES EXPANSION OF REVOLVING CREDIT LINE


         Fort Washington, PA, January 6, 2003 - ImageMax, Inc. (OTCBB: IMAG.OB) today announced an agreement to expand its revolving credit line with Commerce Bank N.A. and FirsTrust Bank to $6 million from $5.25 million. The increased borrowing capacity will be used primarily for working capital purposes. The increased borrowing availability is based upon the increased level of the Company's eligible accounts receivable, as defined in the agreement. The outstanding principal on the credit line is due and payable on June 30, 2003 and the interest rate is the prime rate plus 2% (effective rate of 6.25% at December 31, 2002). At December 31, 2002, $5.75 million was outstanding and $250,000 was available on the credit line, as expanded.

         Mark P. Glassman, Chief Executive Officer, commented, "This amendment reflects the Company's progress in 2002 and we believe is an important step towards our goal of refinancing senior bank debt beyond 2003. Our ability to increase the credit line at this time is directly attributed to a substantial increase in borrowing eligibility since December 2001 (primarily due to higher revenues) and the operational requirements related to this increase."

         ImageMax is a national provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet through its web-enabled document storage and retrieval product, ImageMaxOnline. The Company operates from 23 facilities across the country.

         Statements in this press release which are not historical fact, such as the Company's ability to refinance senior bank debt, the Company's strategic and operating plans, ability of the Company to establish customer relationships, customer prospects, new product opportunities, invest in sales, marketing, distribution, personnel and capital, manage costs, make its debt service payments and the Company's future revenues, profitability, operating results and cash flows, are forward-looking statements that involve risk and uncertainty, including those set forth in "Business-Risk Factors" in ImageMax' Annual Report on Form 10-K for the Year Ended December 31, 2001 and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.